EXHIBIT 99.1

Perrigo Reports First Quarter Fiscal Year 2023 Financial Results From Continuing Operations

First Quarter 2023 Highlights:

•First quarter net sales grew 10.0% versus the prior year quarter to $1.2 billion. Constant currency net sales(1) increased 13.0% and organic(2) net sales grew 6.4% compared to the prior year quarter.

•Consumer Self-Care Americas ("CSCA") and Consumer Self-Care International ("CSCI") segments delivered strong net sales growth of 7.6% and 14.7%, respectively, compared to the prior year quarter. CSCI achieved record net sales in the quarter, highlighted by constant currency net sales growth of 23.6% compared to the prior year quarter.
•First quarter GAAP ("reported") gross margin was 35.0%, a 360 basis points improvement compared to the prior year quarter. Non-GAAP ("adjusted") gross margin was 37.5%, a 400 basis points improvement compared to the prior year quarter.

•First quarter reported earnings per share ("EPS") was a loss of $(0.01), compared to a loss of $(0.01) in the prior year quarter.

•Adjusted diluted EPS was $0.45, an increase of 35.6%, compared to $0.33 in the prior year quarter, an increase of 47.2% on a constant currency basis. Adjusted EPS was unfavorably impacted by $0.10 from two voluntary recalls in the CSCA business and $0.05 due to HRA Pharma ("HRA") distributor transition sales returns as part of the integration plan to capture synergies.

•Materially reduced Company uncertainty: 1) completely resolved the $843 million IRS Notice of Proposed Adjustment ("NOPA") previously issued, with no payment required, and the case is now closed, and 2) settled the IRS interest rate NOPA previously issued and the matter is now closed.

•Reaffirms fiscal 2023 organic net sales and total net sales growth outlook range of 3.0%-6.0% and 7.0%-11.0%, respectively, versus the prior year, and adjusted diluted EPS range outlook of $2.50-$2.70.

(1) See attached Appendix for details. Constant currency net sales growth excludes the impact of currency.
(2) See attached Appendix for details. Organic net sales growth excludes the effects of acquisitions and divestitures and the impact of currency.
(3) See attached Appendix for details. Cash conversion ratio defined as cash from operating activities as a percentage of adjusted net income.

Dublin, Ireland - May 9, 2023 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the first quarter ended April 1, 2023. All comparisons are against the prior year fiscal first quarter, unless otherwise noted.

President and CEO, Murray S. Kessler commented, “Perrigo's first quarter results were tremendous. The Company once again delivered double-digit top line growth, and 36% adjusted EPS growth. Importantly, adjusted gross margin expanded by 400 basis points driven nearly equally by the Perrigo base business and benefits from recent acquisitions. Consumer demand was strong across our global portfolio, and, except in categories where we are capacity constrained, Perrigo gained market share globally."

Kessler continued, "During the quarter we also made meaningful progress against our strategic initiatives. In our Supply Chain Reinvention Program, we have completed pilot programs of the enhanced Perrigo work system, which is already delivering increased productivity. This work system is now being rolled out across our global manufacturing footprint. Additionally, integrations of HRA, the Gateway facility and the Good Start® brands are on track, and HRA synergies are slightly ahead of initial expectations. And finally, we further reduced uncertainty as the IRS has completely resolved its $843 million tax assessment with the Company, without any payment required, and also closed the matter related to the interest rate NOPA previously issued."

Kessler concluded, “With the Company’s strategy taking hold and tax uncertainty virtually eliminated, our go forward focus must be on the exceptional execution of our supply chain reinvention initiative, the integration of our recent acquisitions and the reduction of leverage back down to under three times. We do that well and the Company will create meaningful value for its stakeholders for years to come. That’s why after 18 years as a public company CEO, I have decided this is the right time for me to hand the reins of Perrigo to the next generation leader who can relentlessly and passionately drive execution of our Optimization and Acceleration strategy. I truly believe that Perrigo is set up for a bright future and will create tremendous value for investors.”

Refer to Tables I through VI at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

First Quarter Perrigo 2023 Results from Continuing Operations

First Quarter 2023 Net Sales Change Compared to Prior Year
	Reported Net Sales Growth	Foreign Exchange Adjustment	Constant Currency Net Sales	Net Acquisitions & Divestitures Adjustment	Organic Net Sales Growth
CSCA	7.6%	—%	7.6%	(3.7)%	4.0%
CSCI	14.7%	8.9%	23.6%	(12.6)%	11.0%
Total Perrigo	10.0%	3.0%	13.0%	(6.6)%	6.4%

Reported net sales of $1.2 billion increased $107 million, or 10.0%, constant currency net sales increased 13.0% and organic net sales increased 6.4%. Reported net sales growth was driven by 1) $57 million in strategic pricing actions, 2) constant currency net sales from the acquisition of HRA of $56 million, including an unfavorable impact of $12 million due to HRA distributor transition sales returns as part of the integration plan to capture synergies, 3) the acquisition of the Gateway infant formula facility and U.S. & Canadian Good Start® infant formula brand ("Gateway") of $36 million, which was unfavorably impacted by $9 million due to a voluntary recall, and 4) favorable volume/

mix across both Consumer Self-Care segments. Both segments also benefitted from eCommerce growth and new product sales.

Reported net sales growth was partially offset by 1) the impact from unfavorable currency translation inclusive of acquisitions of $33 million, 2) $31 million in lower net sales volumes in the legacy CSCA Nutrition business due to a major national brand infant formula recall in the prior year, 3) $19 million related to the March 2022 divestitures of the Latin American businesses and ScarAway® brand asset, and 4) a $9 million impact from a voluntary OTC product recall in the CSCA business.

Reported gross margin was 35.0%, a 360 basis points increase versus the prior year quarter. Adjusted gross margin expanded 400 basis points to 37.5% as benefits from higher margin acquisitions, strategic pricing actions and favorable volume/mix more than offset unfavorable impacts from inflation, the infant formula and OTC product voluntary recalls and an unfavorable impact from currency translation.

First quarter reported operating income was $49 million compared to $22 million in the prior year period. Adjusted operating income grew $33 million, or 37.8%, to $120 million. Constant currency adjusted operating income increased 46.4% driven by strategic pricing actions, favorable volume/mix and the additions of HRA and Gateway. These increases were partially offset by 1) higher operating expenses, driven primarily by the addition of HRA and Gateway, 2) an unfavorable impact from cost of goods inflation, 3) a $17 million impact from the infant formula and OTC voluntary product recalls, 4) $9 million due to HRA distributor transition sales returns, and 5) divested businesses.

Reported net loss was $1 million, or ($0.01) per diluted share, compared to reported net loss of $1 million, or ($0.01) per diluted share, in the prior year period. Excluding certain charges as outlined in Table I, first quarter 2023 adjusted net income was $61 million, or $0.45 per diluted share, compared to $45 million, or $0.33 per diluted share, in the prior year. Adjusted diluted EPS was unfavorably impacted by $0.10 from the infant formula and OTC product voluntary recalls and $0.05 due to the HRA distributor transition sales returns.

First Quarter 2023 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment

First Quarter 2023 Net Sales Change Compared to Prior Year
	Reported Net Sales Growth	Foreign Exchange Adjustment	Constant Currency Net Sales	Net Acquisitions & Divestitures Adjustment	Organic Net Sales Growth
CSCA	7.6%	—%	7.6%	(3.7)%	4.0%

CSCA reported net sales of $764 million increased 7.6%, and organic net sales increased 4.0%. Reported net sales growth was driven by 1) strategic pricing actions and favorable volume/mix, 2) the acquisition of Gateway of 5.1 percentage points, which was unfavorably impacted by 1.3 percentage points due to a voluntary recall, and 3) the addition of HRA. This growth was partially offset by 1) lower net sales in the legacy Nutrition business due to a major national brand infant formula recall in the prior year, 2) the March 2022 divestitures of the Latin American businesses and ScarAway® brand asset, and 3) an unfavorable 1.3 percentage points impact from an OTC product voluntary recall. Primary category drivers are provided below.

Upper Respiratory
Net sales of $154 million increased 1.0% due primarily to the launch of Nasonex®24HR and higher net sales of allergy products. This growth was partially offset by 1) the divested Latin American businesses, impacting growth by an unfavorable 1.8 percentage points, 2) a voluntary OTC product recall, and 3) prolonged and elevated incidence of cough/cold and flu over the past year, which led to lower inventory levels and the inability to meet current consumer demand for liquid cough/cold products.

Nutrition
Net sales of $140 million increased 10.0% due primarily to the Gateway acquisition, despite an unfavorable impact due to a voluntary recall, and strong growth in the contract infant formula business. This growth was partially offset by lower net sales in the legacy Nutrition business due to a major national brand infant formula recall in the prior year.

Digestive Health
Net sales of $124 million increased 4.7% due primarily to increased manufacturing capacity and demand for Polyethylene Glycol 3350, solid growth in the antacids business and new products, including Omeprazole Cool Mint, Omeprazole Mini Capsules and Polyethylene Glycol 3350 Orange. Growth in this category was partially offset by an unfavorable 1.8 percentage points from the divested Latin American businesses.

Pain & Sleep-Aids
Net sales of $104 million increased 0.6% due primarily to strong demand for children's analgesics products resulting from a relatively stronger cough/cold and flu season, partially offset by an unfavorable 5.2 percentage points from the divested Latin American businesses.

Oral Care
Net sales of $84 million increased 19.9% due primarily to the normalization of supply chain disruptions that impacted net sales in the prior year and strong consumer demand for oral care products, including both store brand offerings and brands such as Plackers®, Firefly® and REACH®.

Healthy Lifestyle
Net sales of $73 million increased 8.6% due primarily to increased distribution of store brand smoking cessation products.

Skin Care
Net sales of $52 million increased 27.9% due primarily to the addition of HRA brands, including Mederma® and Compeed®, and higher net sales of minoxidil-based products stemming from increased manufacturing capacity. This growth was partially offset by an unfavorable impact of 6.1 percentage points from the divested Latin American businesses and ScarAway® brand asset.

Women's Health
Net sales of $12 million increased 45.1% due primarily to the addition of HRA brands, including ella®.
Vitamins, Minerals, and Supplements ("VMS") and Other
Net sales of $20 million decreased 7.5% due primarily to the unfavorable impact of 29.0 percentage points from the divested Latin American businesses.

Reported gross margin was 27.6%, a 330 basis points increase versus the prior year quarter. Adjusted gross margin expanded 310 basis points versus the prior year quarter to 28.1% as benefits from higher margin acquisitions, strategic pricing actions and favorable volume/mix more than offset unfavorable impacts from inflation and the infant formula and OTC product voluntary recalls.

Reported operating income was $83 million compared to $79 million in the prior year quarter. Adjusted operating income increased $12 million, or 13.6%, to $99 million due primarily to strategic pricing actions, favorable volume/mix, new products and the additions of HRA and Gateway. This growth was partially offset by 1) higher operating expenses, driven primarily by the addition of Gateway, 2) an unfavorable impact from cost of goods inflation, 3) a $17 million impact from the infant formula and OTC voluntary product recalls, and 4) divested businesses.

Consumer Self-Care International Segment

First Quarter 2023 Net Sales Change Compared to Prior Year
	Reported Net Sales Growth	Foreign Exchange Adjustment	Constant Currency Net Sales	Net Acquisitions & Divestitures Adjustment	Organic Net Sales Growth
CSCI	14.7%	8.9%	23.6%	(12.6)%	11.0%

CSCI reported net sales increased 14.7%, constant currency net sales increased 23.6% and organic net sales increased 11.0%. Reported net sales growth was driven by the addition of HRA, including an unfavorable impact of 3.2 percentage points to CSCI growth due to HRA distributor transition sales returns, strategic pricing actions and favorable volume/mix led by new products. This growth was partially offset by an unfavorable impact from currency translation of 8.9 percentage points. Primary category drivers are provided below.

Skin Care
Net sales of $83 million increased 12.9%, or an increase of 26.1% excluding the impact of currency, driven primarily by the addition of HRA brands, including Compeed®. This growth was partially offset by the reclassification of anti-parasite offerings from the Skin Care category to the Healthy Lifestyle category.

Upper Respiratory
Net sales of $85 million increased 27.5%, or 35.9% excluding the impact of currency, due primarily to strong demand for cough/cold products, including Bronchostop and Coldrex, stemming from a relatively stronger cough/cold and flu season. Net sales of the U.K. allergy brand Beconase were also higher compared to the prior year period.

Healthy Lifestyle
Net sales of $66 million increased 12.7%, or 17.3% excluding the impact of currency, due primarily to the reclassification of anti-parasite offerings from the Skin Care category to the Healthy Lifestyle category and higher net sales of anti-parasite offerings that continue to outpace strong category growth, partially offset by lower category consumption in weight management, impacting XLS Medical.

VMS

Net sales of $48 million decreased 3.4%, or an increase of 1.4% excluding the impact of currency, due primarily to improved sales of Davitamon in Benelux stemming from higher promotions in addition to higher net sales of Abtei in Germany.

Pain & Sleep-Aids
Net sales of $50 million decreased 7.6%, or an increase of 0.2% excluding the impact of currency, due primarily to higher demand for Solpadeine, an analgesics product, which was partially offset by lower sales of Nytol due to timing of shipments to customers.

Women's Health
Net sales of $29 million increased 112.4%, or 125.5% excluding the impact of currency, due primarily to the addition of HRA brands, including ellaOne® and NorLevo®.

Oral Care
Net sales of $29 million increased 0.7%, or 6.9% excluding the impact of currency, due primarily to new products and market share gains.

Digestive Health and Other
Net sales of $28 million increased 44.5%, or 64.9% excluding the impact of currency, due primarily to the addition of the HRA Rare Diseases portfolio in the Other category.

Reported gross margin was 48.6%, a 330 basis point increase compared to the prior year quarter. Adjusted gross margin expanded 470 basis points versus the prior year quarter to 54.6% due primarily to the higher margin HRA acquisition, strategic pricing actions and higher margin new products.

Reported operating income was $21 million for the quarter compared to $16 million in the prior year. Adjusted operating income increased $18 million, or 33.1%, to $70 million. Constant currency adjusted operating income grew 47.2%, due primarily to strategic pricing actions, favorable volume/mix including new products, and the addition of HRA. This growth was partially offset by higher operating expenses, primarily driven by the inclusion of HRA, higher selling and employee expenses, and HRA distributor transition sales returns.

Resolution of IRS NOPAs

Athena NOPA
On April 24, 2023, Perrigo received a letter from the U.S. Department of Treasury, Internal Revenue Service (“IRS”), regarding the competent authority request filed by Athena Neurosciences LLC (“Athena”). This request was made with respect to adjustments initiated by the IRS affecting Athena and Athena’s Irish Parent Elan Corporation plc for the Athena’s tax years ending December 31, 2011, through December 31, 2013. The letter advised that as a result of the Advance Pricing and Mutual Agreement program’s review of this case, the U.S. Competent Authority has agreed to fully withdraw the adjustments in full and considers the case closed. Accordingly, no payment is required by Perrigo with respect to the IRS NOPA previously issued to Athena in the amount of $843.0 million for these tax years. For further details, please review the Company's 8-K filed on April 25, 2023 and the Company's first quarter 2023 10-Q filing, which is expected to be filed later today.

Interest Rate NOPA
The interest rate NOPA stemmed from Perrigo U.S.'s deductible interest expense on certain intercompany debts owed by it to Perrigo Company plc. The debts were incurred in connection with the Elan merger transaction in 2013. On May 7, 2020, the IRS issued a NOPA capping the interest rate on the debts for U.S. federal tax purposes on the stated ground that the loans were not negotiated on an arms-length basis. An IRS Appeals conference was held during March 7 through March 9, 2023. On May 5, 2023, we finalized an agreement with IRS Appeals providing for settlement of the NOPA. For further details, please review the Company's first quarter 2023 10-Q filing, which is expected to be filed later today.

Fiscal 2023 Outlook

The Company reaffirms its fiscal year 2023 guidance:
•Reported net sales growth of 7.0% to 11.0% compared to the prior year,
•Organic net sales growth of 3.0% to 6.0% compared to the previous year,
•Non-GAAP (“adjusted”) diluted EPS range of between $2.50 to $2.70,
•Adjusted tax expense rate of approximately 21.5%,
•Interest expense of approximately $180 million, and
•Cash conversion (operating cash flow as a percentage of adjusted net income) of approximately 100%.

The Company cannot reconcile its expected adjusted diluted earnings per share to diluted earnings per share under "Fiscal 2023 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The conference call will be available live on Tuesday May, 9, 2023 at 8:30 A.M. (EST) via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-317-6003, International 412-317-6061, and reference ID # 1820838 . A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Tuesday, May 9, until midnight Tuesday, May 16, 2022. To listen to the replay, dial 877-344-7529, International 412-317-0088, and use access code 9673356.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business; future impairment charges, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the timing of, and the Company’s ability to obtain and maintain, certain regulatory approvals, including the sale of daily over-the-counter oral contraceptives; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of the coronavirus (COVID-19) pandemic and its variants; the timing, amount and cost of any share repurchases (or the absence thereof); fluctuations in currency exchange rates and interest rates; the Company’s ability to achieve the benefits expected from the sale of its Rx business and the risk that potential costs or liabilities incurred or retained in connection with that transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of Héra SAS ("HRA Pharma") and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its Supply Chain Reinvention Program. Adverse results with respect to pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. There can be no assurance that the FDA will approve the sale of daily oral contraceptives without a prescription in the United States. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2022, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, and the impact of currency,
•adjusted gross profit,

•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•constant currency net sales growth, adjusted operating income and adjusted diluted earnings per share,
•adjusted gross margin, and
•adjusted operating margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted diluted EPS, constant currency adjusted diluted EPS, constant currency adjusted operating income, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; e-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
Net sales	$1,181.7	$1,074.5
Cost of sales	767.9	736.7
Gross profit	413.8	337.8

Operating expenses
Distribution	28.6	24.4
Research and development	31.1	29.3
Selling	167.9	135.6
Administration	135.0	122.3
Restructuring	3.4	3.6
Other operating (income) expense, net	(0.7)	0.9
Total operating expenses	365.3	316.1

Operating income	48.5	21.7

Interest expense, net	43.7	35.8
Other expense (income), net	0.5	(1.1)
Income (loss) from continuing operations before income taxes	4.3	(13.0)
Income tax expense (benefit)	5.4	(11.7)
Income (loss) from continuing operations	(1.1)	(1.3)
Income (loss) from discontinued operations, net of tax	(1.9)	(1.1)
Net income (loss)	$(3.0)	$(2.4)

Earnings (loss) per share
Basic
Continuing operations	$(0.01)	$(0.01)
Discontinued operations	(0.01)	(0.01)
Basic earnings (loss) per share	$(0.02)	$(0.02)
Diluted
Continuing operations	$(0.01)	$(0.01)
Discontinued operations	(0.01)	(0.01)
Diluted earnings (loss) per share	$(0.02)	$(0.02)

Weighted-average shares outstanding
Basic	134.9	134.0
Diluted	134.9	134.0

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	April 1, 2023	December 31, 2022
Assets
Cash and cash equivalents	$553.0	$600.7
Accounts receivable, net of allowance for credit losses of $7.1 and $6.8, respectively	738.7	697.1
Inventories	1,183.0	1,150.3
Prepaid expenses and other current assets	266.0	271.8
Total current assets	2,740.7	2,719.9
Property, plant and equipment, net	919.3	926.3
Operating lease assets	211.7	217.1
Goodwill and indefinite-lived intangible assets	3,650.4	3,549.0
Definite-lived intangible assets, net	3,083.9	3,230.2
Deferred income taxes	6.1	7.1
Other non-current assets	342.8	367.7
Total non-current assets	8,214.2	8,297.4
Total assets	$10,954.9	$11,017.3
Liabilities and Shareholders’ Equity
Accounts payable	$505.2	$537.3
Payroll and related taxes	106.5	136.4
Accrued customer programs	146.7	139.1
Other accrued liabilities	272.0	250.2
Accrued income taxes	17.6	14.4
Current indebtedness	38.8	36.2
Total current liabilities	1,086.8	1,113.6
Long-term debt, less current portion	4,062.8	4,070.4
Deferred income taxes	333.8	368.2
Other non-current liabilities	637.6	623.0
Total non-current liabilities	5,034.2	5,061.6
Total liabilities	6,121.0	6,175.2
Contingencies - Refer to Note 16
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,910.8	6,936.7
Accumulated other comprehensive income	(6.3)	(27.0)
Retained earnings (accumulated deficit)	(2,070.6)	(2,067.6)
Total shareholders’ equity	4,833.9	4,842.1
Total liabilities and shareholders' equity	$10,954.9	$11,017.3

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	135.3	134.7

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended
	April 1, 2023	April 2, 2022
Cash Flows From (For) Operating Activities
Net income (loss)	$(3.0)	$(2.4)
Adjustments to derive cash flows:
Depreciation and amortization	88.7	69.5
Share-based compensation	24.9	26.3
Restructuring charges	3.4	3.6
Loss on sale of business	—	1.4
Amortization of debt discount (premium)	0.7	(0.2)
Gain on sale of assets	(3.9)	(5.8)
Deferred income taxes	(9.9)	5.1
Other non-cash adjustments, net	6.4	(17.5)
Subtotal	107.3	80.0
Increase (decrease) in cash due to:
Accounts receivable	(39.8)	(38.1)
Inventories	(28.6)	(10.5)
Prepaid expenses and other current assets	17.1	8.1
Accounts payable	(29.8)	72.6
Payroll and related taxes	(34.3)	(31.8)
Accrued customer programs	6.8	8.9
Accrued liabilities	8.0	23.7
Accrued income taxes	2.5	(33.9)
Other, net	10.2	0.1
Subtotal	(87.9)	(0.9)
Net cash from (for) operating activities	19.4	79.1
Cash Flows From (For) Investing Activities
Additions to property, plant and equipment	(23.2)	(20.3)
Net proceeds from sale of businesses	—	58.7
Proceeds from sale of assets	1.8	22.9
Proceeds from royalty rights	1.8	1.4
Net cash from (for) investing activities	(19.6)	62.7
Cash Flows From (For) Financing Activities
Borrowings (repayments) of revolving credit agreements and other financing, net	(5.9)	—
Proceeds on seller-financed divestiture	—	—
Cash dividends	(36.2)	(34.2)
Other financing, net	(8.6)	(17.7)
Net cash from (for) financing activities	(50.7)	(51.9)
Effect of exchange rate changes on cash and cash equivalents	3.2	(3.7)
Net increase (decrease) in cash and cash equivalents	(47.7)	86.2
Cash and cash equivalents of continuing operations, beginning of period	600.7	1,864.9
Cash and cash equivalents held for sale, beginning of period	—	14.4
Less cash and cash equivalents held for sale, end of period	—	—
Cash and cash equivalents of continuing operations, end of period	$553.0	$1,965.5

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended April 1, 2023
Consolidated Continuing Operations	Net Sales	Gross Profit	Operating Income	Interest and Other	Income Tax Expense	Income (Loss) from Continuing Operations*	Diluted Earnings (Loss) per Share*
Reported	$1,181.7	$413.8	$48.5	$44.2	$5.4	$(1.1)	$(0.01)
As a % of reported net sales		35.0%	4.1%	3.7%	0.5%	(0.1)%
Effective tax rate					123.8%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets		29.0	65.6	(0.5)	—	66.2	0.48
Acquisition and integration-related charges and contingent consideration adjustments		—	3.5	—	—	3.5	0.03
Restructuring charges and other termination benefits		—	3.4	—	—	3.4	0.03
Unusual litigation		—	3.1	—	—	3.1	0.02
(Gain) loss on divestitures and investment securities		—	(4.6)	—	—	(4.8)	(0.03)
Non-GAAP tax adjustments**		—	—	—	9.4	(9.4)	(0.07)
Adjusted		$442.8	$119.6	$43.8	$14.8	$61.0	$0.45
As a % of reported net sales		37.5%	10.1%	3.7%	1.2%	5.2%
Adjusted effective tax rate					19.5%

			Diluted weighted average shares outstanding (in millions)
						Reported	134.9
		Effect of dilution as reported amount was a loss, while adjusted amount was income***					1.6
						Adjusted	136.5

Note: amounts may not add due to rounding. Percentages are based on actuals.
*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**The non-GAAP tax adjustments are primarily due to $12.4 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC 740 - Income Taxes, plus the removal of $3.0 million of tax expense related to a valuation allowance in France.

***In the period of a net loss, diluted shares outstanding equal basic shares outstanding.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended April 2, 2022
Consolidated Continuing Operations	Net Sales	Gross Profit	Operating Income (loss)	Interest and Other	Income Tax Expense (Benefit)	Income (Loss) from continuing operations*	Diluted Earnings (Loss) per Share*
Reported	$1,074.5	$337.8	$21.7	$34.7	$(11.7)	$(1.3)	$(0.01)
As a % of reported net sales		31.4%	2.0%	3.2%	(1.1)%	(0.1)%
Effective tax rate					90.2%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets		21.5	48.9	(0.5)	—	49.4	0.36
Acquisition and integration-related charges and contingent consideration adjustments		—	11.4	(3.5)	—	14.9	0.11
Impairment charges		—	4.5	—	—	4.5	0.03
Restructuring charges and other termination benefits		—	3.6	—	—	3.6	0.03
Unusual litigation		—	0.3	—	—	0.3	—
(Gain) loss on divestitures and investment securities		—	(3.6)	(1.8)	—	(1.8)	(0.01)
Non-GAAP tax adjustments**		—	—	—	24.7	(24.7)	(0.18)
Adjusted		$359.3	$86.8	$28.9	$13.0	$44.9	$0.33
As a % of reported net sales		33.4%	8.1%	2.7%	1.2%	4.2%
Adjusted effective tax rate					22.5%

			Diluted weighted average shares outstanding (in millions)
						Reported	134.0
	Effect of dilution as reported amount was a loss, while adjusted amount was income***						1.6
						Adjusted	135.6

Note: amounts may not add due to rounding. Percentages are based on actuals.
*Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
**The non-GAAP tax adjustments are primarily due to $13.6 million tax expense related to pre-tax non-GAAP adjustments, and the removal of the following reported items: (1) $17.2 million tax benefit on dispositions of entities, offset by (2) $6.0 million tax expense for non-recurring legal entity restructuring.
***In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended			Three Months Ended
	April 1, 2023			April 2, 2022
Consumer Self-Care Americas	Net Sales	Gross Profit	Operating Income	Net Sales	Gross Profit	Operating Income
Reported	$763.7	$210.8	$83.2	$710.0	$172.5	$78.5
As a % of reported net sales		27.6%	10.9%		24.3%	11.1%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets		3.8	13.9		5.1	12.4
Acquisition and integration-related charges and contingent consideration adjustments		—	0.8		—	—
Restructuring charges and other termination benefits		—	1.2		—	—
(Gain) loss on divestitures and investment securities		—	—		—	(3.6)
Adjusted		$214.7	$99.2		$177.6	$87.3
As a % of reported net sales		28.1%	13.0%		25.0%	12.3%

	Three Months Ended			Three Months Ended
	April 1, 2023			April 2, 2022
Consumer Self-Care International	Net Sales	Gross Profit	Operating Income	Net Sales	Gross Profit	Operating Income (Loss)
Reported	$418.1	$203.0	$21.3	$364.5	$165.3	$16.2
As a % of reported net sales		48.6%	5.1%		45.3%	4.4%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets		25.2	51.7		16.4	36.5
Restructuring charges and other termination benefits		—	0.9		—	0.1
(Gain) loss on divestitures and investment securities		—	(4.6)		—	—
Acquisition and integration-related charges and contingent consideration adjustments		—	1.1		—	—
Adjusted		$228.2	$70.3		$181.7	$52.8
As a % of reported net sales		54.6%	16.8%		49.8%	14.5%

Note: amounts may not add due to rounding. Percentages are based on actuals.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Net Sales	April 1, 2023	April 2, 2022	Total Change
Consolidated Continuing Operations	$1,181.7	$1,074.5	10.0%
Less: Currency impact(1)	(32.8)	—	3.0%
Constant currency Consolidated Continuing Operations net sales	$1,214.5	$1,074.5	13.0%
Less: Divestitures(2)	—	19.1	2.0%
Less: Acquisitions(3)	91.6	—	(8.6)%
Organic Consolidated Continuing Operations net sales	$1,123.0	$1,055.3	6.4%

Three Months Ended
Net Sales	April 1, 2023
HRA Pharma net sales	$53.4
Less: Currency impact(1)	(2.1)
Constant currency HRA Pharma net sales	$55.5

Note: amounts may not add due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of Latin American businesses and ScarAway®.
(3) Represents acquisition of HRA Pharma in CSCA and CSCI, and Nestlé's Gateway Infant Formula Plant and Good Start® infant formula brand in CSCA.

TABLE III (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Net Sales	April 1, 2023	April 2, 2022	Total Change
CSCA	$763.7	$710.0	7.6%
Less: Currency impact(1)	(0.5)	—	—%
Constant currency CSCA Continuing Operations net sales	$764.2	$710.0	7.6%
Less: Divestitures(2)	—	19.1	2.9%
Less: Acquisitions(3)	45.6	—	(6.6)%
Organic CSCA Continuing Operations net sales	$718.5	$690.7	4.0%

	Three Months Ended
Net Sales	April 1, 2023	April 2, 2022	Total Change
CSCI	$418.1	$364.5	14.7%
Less: Currency impact(1)	(32.3)	—	8.9%
Constant currency CSCI Continuing Operations net sales	$450.3	$364.5	23.6%
Less: Acquisitions(3)	45.9	—	(12.6)%
Organic CSCI Continuing Operations net sales	$404.4	$364.5	11.0%

Note: amounts may not add due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Represents divestiture of Latin American businesses and ScarAway®.
(3) Represents acquisition of HRA Pharma in CSCA and CSCI on a constant currency basis, and Nestlé's Gateway Infant Formula Plant and Good Start® infant formula brand in CSCA.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
CSCA Net Sales	April 1, 2023	April 2, 2022	Total Change
Upper Respiratory	$154.3	$152.8	$1.5	1.0%
Nutrition	139.9	127.2	12.7	10.0%
Digestive Health	124.2	118.6	5.6	4.7%
Pain and Sleep-Aids	103.5	102.9	0.6	0.6%
Oral Care	84.4	70.4	14.0	19.9%
Healthy Lifestyle	73.4	67.6	5.8	8.6%
Skin Care	52.3	40.9	11.4	27.9%
Women's Health	11.9	8.2	3.7	45.1%
VMS and Other CSCA	19.8	21.4	(1.6)	(7.5)%
Total CSCA Net Sales	$763.7	$710.0	$53.7	7.6%

	Three Months Ended					Constant Currency Change (1)
CSCI Net Sales	April 1, 2023	April 2, 2022	Total Change		Currency Impact (1)
Skin Care	$83.4	$73.9	$9.5	12.9%	13.2%	26.1%
Upper Respiratory	84.8	66.5	18.3	27.5%	8.4%	35.9%
Healthy Lifestyle	66.4	58.9	7.5	12.7%	4.6%	17.3%
Pain and Sleep-Aids	49.9	54.0	(4.1)	(7.6)%	7.8%	0.2%
VMS	47.8	49.5	(1.7)	(3.4)%	4.8%	1.4%
Women's Health	29.1	13.7	15.4	112.4%	13.1%	125.5%
Oral Care	29.1	28.9	0.2	0.7%	6.2%	6.9%
Digestive Health and Other CSCI	27.6	19.1	8.5	44.5%	20.4%	64.9%
Total CSCI Net Sales	$418.1	$364.5	$53.6	14.7%	8.9%	23.6%

Note: amounts may not add due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	April 1, 2023	April 2, 2022	Total Change
Adjusted gross profit	$442.8	$359.3
Adjusted gross margin	37.5%	33.4%		400 bps
Less: Currency impact(1)	(17.6)	—
Constant currency adjusted gross profit	$460.5	$359.3
Constant currency adjusted gross margin	37.9%	33.4%
Adjusted operating income	$119.6	$86.8	$32.8	37.8%
Less: Currency impact(1)	(7.4)	—
Constant currency adjusted operating income	$127.0	$86.8		46.4%

CSCI
Adjusted gross profit	$228.2	$181.7
Adjusted gross margin	54.6%	49.8%		470 bps
Less: Currency impact(1)	(17.2)	—
Constant currency adjusted gross profit	$245.4	$181.7
Constant currency adjusted gross margin	54.5%	49.8%
Adjusted operating income	$70.3	$52.8	$17.5	33.1%
Less: Currency impact(1)	(7.4)	—
Constant currency adjusted operating income	$77.7	$52.8		47.2%

CSCA
Adjusted gross margin	28.1%	25.0%		310 bps
Adjusted operating income	$99.2	$87.3	$11.8	13.6%

Note: amounts may not add due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
Consolidated Continuing Operations	April 1, 2023	April 2, 2022	Total Change
Adjusted EPS	$0.45	$0.33	$0.12	35.6%
Less: Currency impact(1)	(0.04)	—
Constant currency EPS	$0.49	$0.33	$0.16	47.2%

Note: amounts may not add due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.